                                                                   EXHIBIT 10.14


                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated as of November 9, 1995 by and among AlliedSignal Laminate Systems, Inc., a Delaware corporation ("SELLER"), Furon Company, a California corporation ("PURCHASER"), and AlliedSignal Inc., a Delaware corporation and the indirect parent of Seller ("PARENT").

                                   WITNESSETH:

         WHEREAS, Seller, through its Fluorglas division, is engaged in the business (the "BUSINESS") of developing, manufacturing and selling the products (the "PRODUCTS") listed in Schedule A hereto, including (i) pressure-sensitive adhesive tapes, PTFE flexible composites and fabrications and PTFE films (the "FLUORGLAS CORE BUSINESS") and (ii) metal-clad PTFE/glass laminates (the "FLUORGLAS MICROWAVE BUSINESS"); and

         WHEREAS, Seller desires to sell and Purchaser desires to purchase certain assets of Seller used primarily in the Business;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties agree as follows:

                              1. PURCHASE AND SALE

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, at the Closing, Seller and Parent shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller and Parent, all of Seller's and Parent's right, title and interest in and to (i) all of the assets of Seller and Parent primarily used in or primarily related to the Fluorglas Core Business and all assets of Seller and Parent which are exclusively used in the Fluorglas Microwave Business, in each case, together with such changes, deletions or additions occurring between the respective dates of the Schedules hereto and the Closing Date in the ordinary course of business, and (ii) such other assets as are identified in the schedules to this Agreement (the "ASSETS"), including without limitation all of Seller's and Parent's right, title and interest in and to the following:

         (a) "PERSONAL PROPERTY" of Seller, which term includes (i) the machinery and equipment, fixtures, furniture, office equipment, vehicles, tools and other tangible personal property which is located at the Facilities (as defined in Section 4.18) and is used in or related to the Business, including but not limited to those items listed in Schedule 4.5(a) hereto; and (ii) the machinery and equipment listed in Schedule 4.5(a) hereto located at Seller's plant in La Crosse, Wisconsin, utilized exclusively to manufacture metal-clad PTFE/glass laminates for the Fluorglas Microwave Business;

         (b) accounts receivable of the Business as of the Closing Date, whether recorded or unrecorded, provided that the accounts receivable of the Fluorglas Microwave Business will be handled in accordance with the provisions of Schedule 1.1(b) attached hereto (the "ACCOUNTS RECEIVABLE");

         (c) inventory of the Business as of the Closing Date, wherever located, including raw materials, work-in-process and finished goods (the "INVENTORY");

         (d) the patents and patent applications, trademarks, trade names, copyrights and licenses specified in Schedule 4.6(a) hereto, and other intellectual property exclusively used in the Business, including, without limitation, processes, products, apparatus, formulae, drawings, trade secrets, know-how, discoveries, inventions (including conceptions of inventions), software, and design, manufacturing, engineering and other technical information, except as otherwise expressly excluded pursuant to
    Section 1.3 (the "INTELLECTUAL PROPERTY"); provided, however, that with respect to such other intellectual property, except for the provisions of
    Section 6.7(a), nothing in this Agreement shall prevent Seller from using such other intellectual property which (1) is now or hereafter becomes through no fault of Seller or its Affiliates part of the public domain, (2) is independently developed by Seller without reference to Confidential Information (as defined in Section 6.9) which Seller is obligated to maintain in confidence under Section 6.9, or (3) is made available to Seller by a third party not in violation of any confidential obligation to Purchaser;

         (e) all contracts, agreements, arrangements, leases, purchase orders and commitments of the Business, including those listed on Schedule 4.7 hereto (the "CONTRACTS") provided that Purchaser assumes the obligations under such Contracts;

         (f) all sales data and information, customer lists, supplier lists, engineering and production records, mailing lists, catalogues, brochures, sales literature, promotional material, advertising material and other selling material of the Business;

         (g) transferable governmental and other permits, licenses (other than licenses encompassed within Intellectual Property), approvals, certificates of inspection, filings, franchises and other authorizations relating to the Assets including, but not limited to those listed in Schedule 4.17 hereto (the "PERMITS AND LICENSES");

         (h) all prepaid expenses of the Business except as set forth on
    Schedule 1.1(h) hereto;

         (i) rights of Seller pursuant to any express or implied warranties, representations or guarantees made by suppliers furnishing goods or services to the Business;

         (j) the land identified in Schedule 1.4.2, including all buildings, fixtures and improvements attached thereto, and all rights appurtenant thereto (the "REAL PROPERTY");

         (k) all books and records and all files, documents and papers (including, but not limited to, those contained in computerized storage media) pertaining to the Assets, the Assumed Liabilities (as defined below) or otherwise relating to the Business and customarily located at the Facilities prior to the Closing Date (excluding the corporate minute book, stock transfer ledger and other corporate records of Seller, copies of which will be available to Purchaser upon reasonable request); and

         (l) the goodwill incident to the Business.

         1.2 Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Asset if the attempted assignment thereof, without the consent of a third party thereto, would constitute a breach of any obligation of Seller or would in any way adversely affect the rights of Purchaser or Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Seller will, to the extent not prohibited by or not in violation of any such agreement, (a) cooperate with Purchaser in any commercially-reasonable arrangement designed to provide for Purchaser the benefits (including the exercise of Seller's rights) under any such Asset, including enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (b) hold all funds paid to Seller thereunder on and after the Closing Date in trust for the account of Purchaser, and (c) remit such money to Purchaser as promptly as possible. Any transfer or assignment to Purchaser by Seller of any property or property rights or any agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

         1.3 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following are not intended to be sold, assigned, transferred or conveyed to Purchaser hereunder (the "EXCLUDED ASSETS"):

         (a) all cash, cash equivalents and overdrafts of the Business;

         (b) the basic books and records of account and all supporting vouchers, invoices and other records and materials relating to any or all income taxes of Seller with respect to the Business;

         (c) any books or records relating to the Assets or the Business, which were not customarily located at the Facilities on or before the Closing Date; provided, however, that Seller shall permit Purchaser to have reasonable access to such books and records and permit Purchaser to copy the same to the extent reasonably required for the operation of the Business after the Closing;

         (d) except for any name or logo listed in Schedule 4.6(a), any right to use any name or logo of Seller or its Affiliates (as defined in Section 4.7 hereof) or any variant or derivative thereof, including but not limited to "Allied-Signal," "AlliedSignal," "Allied," "Allied Chemical," "Signal,"
    "Oak Materials" or "Oak" whether or not such logo, name, variant or derivative was used by the Business, other than in connection with the Inventory being purchased hereunder;

         (e) the insurance policies of Seller pertaining to the Business and/or the Facilities, and the rights of Seller thereunder;

         (f) all intellectual property not exclusively used in the Business; provided, however, that with respect to any such intellectual property which is used in the Business as of the Closing Date, Seller and Parent will grant to Purchaser a non-exclusive, paid up, worldwide, royalty free, freely assignable (without Seller's or Parent's consent) license to use such intellectual property in the Business in the form attached as Schedule 1.3(f) hereto (the "LICENSE");

         (g) all prepaid corporate insurance and taxes related to the Business as set forth on Schedule 1.1(h);

         (h) the real property and any other assets identified in Schedule 1.3(h) hereto; and

         (i) any and all assets at Seller's LaCrosse, Wisconsin plant not exclusively used in the Business.

         1.4 Transfer of Title to the Assets. Seller shall sell, assign, convey, transfer and deliver the Assets to Purchaser at the Closing by means of bills of sale and assignments in the forms attached as Schedule 1.4.1 hereto and such other endorsements, certificates and instruments of transfer as shall be necessary or appropriate to vest good and marketable title to the Assets in Purchaser, free and clear of any liens, charges and encumbrances, except as otherwise set forth in this Agreement or in the Schedules hereto, provided that title to the

Real Property shall be transferred by deed in the form of Schedule 1.4.2 attached hereto.

         1.5 Lease Agreement. At the Closing, Seller and Purchaser will enter into lease agreements (the "LEASE AGREEMENTS") in the forms of Schedules 1.5.1 and 1.5.2 attached hereto, pursuant to which Seller will lease to Purchaser the real property identified therein. The real property being leased pursuant to the Lease Agreements together with the Real Property being sold pursuant to this Agreement are sometimes collectively referred to herein as the "TRANSFERRED FACILITIES."

                                2. PURCHASE PRICE

         2.1 Purchase Price. The purchase price to be paid by Purchaser for the Assets shall be Nineteen Million Dollars ($19,000,000) (the "PURCHASE PRICE") and shall be adjusted in accordance with Section 2.2. The Purchase Price shall be paid by Purchaser in full at Closing.

         2.2 Post-Closing Adjustment.

         (a) The Purchase Price shall be adjusted dollar-for-dollar following the Closing Date to the extent that the Final Net Assets (as defined below) of the Business as of the Closing Date do not equal the Reference Net Assets (as defined below). The "FINAL NET ASSETS" means the aggregate amount of the Assets, minus the aggregate amount of the Assumed Liabilities (as defined below), recorded on the statement of assets and liabilities of the Business as of the Closing Date prepared and audited in accordance with the procedures set forth herein (the "CLOSING STATEMENT OF ASSETS AND LIABILITIES"). The "REFERENCE NET ASSETS" means the amount identified as "Assets in Excess of Liabilities" recorded on the audited statement of assets and liabilities of the Business as of March 25, 1995 which is set forth in Schedule 4.4(a)(1) (the "REFERENCE STATEMENT OF ASSETS AND LIABILITIES"). It is agreed that the Reference Statement of Assets and Liabilities does not reflect the items set forth on Schedule 2.2(a) which are recorded on the audited balance sheet dated December 24, 1994 set forth in Schedule 4.4(a)(1). The Purchase Price as adjusted pursuant to this

    Section 2.2 is hereinafter referred to as the "ADJUSTED PURCHASE PRICE."

         (b) Seller shall prepare and furnish to Price Waterhouse LLP, Seller's independent public accountants ("PRICE WATERHOUSE"), a proposed Closing Statement of Assets and Liabilities no later than 90 days following the Closing Date. The proposed Closing Statement of Assets and Liabilities shall be audited by Price Waterhouse to establish that it has been prepared in accordance with the accounting principles used in the Reference Statement of Assets and Liabilities applied on a consistent basis, using the same accounting principles, methods, practices, procedures and policies used in preparing the Reference Statement of Assets and Liabilities except as otherwise provided in Schedule 2.2(b) attached hereto and except for the purchase accounting relating to Seller's purchase of Oak Materials Group. Seller will retain Price Waterhouse to perform the audit of the Closing Statement of Assets and Liabilities for such fees and expenses reasonably acceptable to Purchaser. Purchaser shall be responsible for such fees and expenses and will reimburse Seller for such fees and expenses within ten
    (10) days after receipt from Seller of an invoice therefor. Price Waterhouse will deliver the audited Closing Statement of Assets and Liabilities to Purchaser and Seller within thirty (30) days of its receipt of the proposed Closing Statement of Assets and Liabilities from Seller. Purchaser shall give representatives of Seller access to the books and records of the Business for purposes of preparing the Closing Statement of Assets and Liabilities and will cause appropriate Purchaser personnel to assist Seller, at no cost to Seller, in the preparation of such Closing Statement of Assets and Liabilities. In connection with the preparation of the Closing Statement of Assets and Liabilities, Seller and Purchaser will rely upon a roll forward of the physical inventory observed by Price Waterhouse during the period of August 17-19, 1995. The audited Closing Statement of Assets and Liabilities shall be conclusive and binding upon Purchaser and Seller, unless Purchaser or Seller notifies the other, in writing, within 30 days of its receipt of the audited Closing Statement of Assets and Liabilities from Price Waterhouse, of such party's disagreement with the audited Closing Statement of

    Assets and Liabilities, setting forth all of such party's disagreements and an explanation therefor including but not limited to the dollar amount of each item in dispute. Purchaser and Seller shall promptly attempt to resolve their differences with respect thereto within 30 days after receipt of written notice of disagreement. If any such difference is not resolved within such 30 day period, either party may refer the difference for resolution to an accounting firm mutually acceptable to both Seller and Purchaser or, in the absence of agreement, within 15 days, to a "national" accounting firm selected by lot after eliminating Purchaser's and Seller's principal outside accountants and one additional firm designated as objectionable by each of Purchaser and Seller (hereinafter, the "FIRM"). The Firm shall make a determination on the disputes so submitted and shall make such modifications, if any, to the Closing Statement of Assets and Liabilities and the Final Net Assets to reflect such determination, and the same shall be conclusive and binding upon the parties, provided that the Firm may not award an amount exceeding the amount in dispute. The fees and expenses of the Firm shall be shared equally by Seller and Purchaser.

         (c) Not later than 30 days after the engagement of the Firm (as evidenced by the date of its written acceptance by facsimile or as otherwise designated by the Firm to both parties), the parties shall submit simultaneous briefs to the Firm (with a copy to the other party) setting forth their respective positions regarding the issues in dispute, and not later than 15 days after the submittal of such briefs the parties shall submit simultaneous reply briefs (with a copy to the other party). The Firm shall issue its decision within 30 days after the due date for the reply briefs. If additional briefing, a hearing, or other information is required by the Firm, the Firm shall give notice thereof to the parties as soon as practicable before the expiration of such 30 day period, and the parties shall promptly respond to all requests of the Firm with a view to minimizing any delay in the decision date.

         (d) If the Reference Net Assets are greater than the Final Net Assets, then Seller shall pay to Purchaser an amount equal to the difference. If the Final Net Assets are greater than the Reference Net Assets, Purchaser shall pay Seller an amount equal to the difference. Any amount not in dispute under this Section 2.2 shall be due and payable immediately. Any amount in dispute under this
    Section 2.2 shall be due and payable within five days of the resolution of the dispute as set forth in this Section 2.2, and shall include any interest required by Section 2.3.

         2.3 Payments. All payments required to be made pursuant to this Article 2 and any other provisions of this Agreement shall be made in United States dollars in immediately available funds by wire transfer to an account designated, in writing, by the recipient. Interest shall accrue on any payment required to be paid pursuant to Article 2, beginning on the Closing Date, at a rate equal to the prime rate, as quoted by The Wall Street Journal, in effect from time-to-time, until the time of payment.

         2.4 Allocation of Purchase Price.

         (a) Seller and Purchaser agree that the Purchase Price shall be allocated to the Assets pursuant to an allocation schedule to be agreed upon by Seller and Purchaser after the Closing (the "ALLOCATION"). The parties agree that the Allocation will be in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), and will be reasonably determined in good faith pursuant to arm's-length bargaining between the parties regarding the fair market value of the Assets. Seller and Purchaser shall make any adjustments to the Allocation with respect to the Purchase Price that are necessary to reflect any adjustments to the Purchase Price made pursuant to Section 2.2 (the "ADJUSTMENTS"). In the event the parties cannot agree on the Allocation or the Adjustments to the Allocation, such dispute shall be resolved in accordance with the procedures set forth in Section 2.2.

         (b) Seller and Purchaser shall prepare and file their respective income tax returns and Internal Revenue Service ("IRS") Form 8594, or such other form or statement as may be required of the respective parties by law, and any comparable state or local income tax form, in a manner consistent with the Allocation and will not, in connection with the filing of such returns, make any allocation of the Purchase Price, as the same may be adjusted herein, which is contrary to the Allocation.

                  3. ASSUMPTION OF LIABILITIES AND OBLIGATIONS

         3.1 Assumed Liabilities. Upon the terms and subject to the conditions contained herein, on the Closing Date Purchaser shall assume the following liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

         (1) all liabilities of the Business as of the Closing Date of the type recorded in the Reference Statement of Assets and Liabilities as "Accounts Payable - Trade", "Other Accrued Liabilities" and "Intercompany - Trade Related", but only to the extent of the amount recorded on the Closing Statement of Assets and Liabilities;

         (2) all obligations of Seller to perform each of the Contracts in accordance with their terms after the Closing Date to the extent (a) either
    (x) such Contract is listed in Schedule 4.7 (as updated through the Closing Date and which is reasonably acceptable to Purchaser) and a true and complete copy has been provided to Purchaser or Purchaser's counsel on or before the Closing Date or (y) such Contract is not required to be listed in
    Schedule 4.7 pursuant to the terms of Section 4.7, provided that Purchaser shall not be obligated to assume payment obligations under such undisclosed Contracts (excluding any orders for the sale of Products or purchase of goods or services entered into in the ordinary course of the Business and consistent with past practices) to the extent that such obligations in the aggregate exceed $50,000, and further provided that if Purchaser elects not to assume any such obligation Purchaser shall not be entitled to any of the rights or benefits under such Contract and Seller may take all steps to minimize its obligations under any such Contract notwithstanding any other provision of this Agreement, and (b) such obligations arise out of or otherwise apply to the conduct of the Business subsequent to the Closing and are not the result of a breach of any such Contract occurring on or prior to the Closing Date;

         (3) all obligations to repair or replace any defective Product which is returned following the Closing and was sold within 360 days prior to the Closing, provided that the maximum aggregate liability assumed by Purchaser pursuant to this Section 3.1(3) shall not exceed $164,000;

         (4) any obligation or liability for any claim in which damages are sought for defective Product and/or for bodily injury or death to any person or for injury to or destruction of property or the like in respect of any Product with respect to which the book value has been written down to zero or scrap value on or before the Closing Date, which was manufactured by Seller prior to the Closing Date and sold by Purchaser after the Closing Date; and

         (5) all sums payable pursuant to the retention bonus agreements specified on Schedule 6.1(d) in respect of the period commencing on the Closing Date, provided that in no event will Purchaser's obligations therefor exceed $35,000 in the aggregate.

         3.2 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume, or otherwise be responsible for, any liabilities or obligations (whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown) of Parent, Seller, any other owner or operator of the Business or any Facility prior to the Closing Date, or any Affiliate of any of the foregoing (collectively, the "EXCLUDED LIABILITIES"), including but not limited to any liability or obligation as a result of, or based upon or arising out of the conduct of the Business on or prior to the Closing Date, including but not limited to the following:

         (a) except as described in Section 3.1(4), any and all product liability claims with respect to products manufactured by the Business (or, in the case of Extruded PTFE Film-Unsintered, -Sintered, or -Low Density, shipped by the Business) on or prior to the Closing Date, provided that no act or omission by Purchaser after Closing is the primary cause of the defect in such products;

         (b) the alleged or actual violation of any law, rule or regulation (other than any Environmental Law (as hereinafter defined)), prior to the Closing, by the Business;

         (c) all claims, liabilities, or obligations, known or unknown (other than those that constitute Assumed Liabilities), to the extent arising out of the employment relationship existing prior to the Closing between the Business and any and all current or former employees of the Business, including but not limited to (i) work-related accidents or injuries, age and sex discrimination, sexual harassment, violation of employment or safety laws and wrongful discharge, where the act, omission, event, or occurrence giving rise to the claim, obligation, or liability shall have taken place on or prior to the Closing Date, (ii) medical or health care claims, obligations and liabilities, under any plan, policy or program of the Business or applicable law, and (iii) state workers' compensation claims made against the Business by employees or former employees of the Business arising from occurrences which took place on or prior to the Closing Date but only to the extent caused by occurrences on or prior to the Closing Date; and

         (d) any liability or obligation under any Environmental Law as a result of, or based upon or arising out of the operation of the Business or any Facility prior to the Closing ("ENVIRONMENTAL EXCLUDED LIABILITIES").

                   4. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and Parent represent and warrant to Purchaser as follows:

         4.1 Corporate Status. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware, the jurisdiction in which it is incorporated, and has full power and authority to carry on the Business as now conducted. Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations and consummate the transactions contemplated hereby in accordance with the terms of this Agreement. Seller is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Seller's conduct of the Business.

         4.2 Authorization. All corporate and other proceedings required to be taken by or on the part of Seller, including, without limitation, all action required to be taken by the directors or stockholder of Seller to authorize Seller to enter into and carry out this Agreement and the related documents contemplated herein, have been, or prior to the Closing will be, duly and properly taken. This Agreement has been, and each of the related documents will be at Closing, duly executed and delivered by Seller and constitute, or will, when delivered, constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.3 Compliance. The execution and delivery of this Agreement and the related documents by Seller do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate any provision of the charter documents or bylaws of Seller, (b) result in a material breach (or an event which, with the giving of notice or lapse of time or both, would constitute a material breach) of any term or provision of, or constitute a default under, or give rise to a right to terminate, any indenture, mortgage, deed of trust or other material agreement or arrangement to which Seller is a party or by which any of the Assets are bound or affected, (c) result in the creation of any lien, charge or encumbrance on the Assets, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is subject or by which any of the Assets are bound or affected.

         4.4 Financial Statements; Changes.

         (a) Schedule 4.4(a)(1) contains the balance sheet of the Business as of December 24, 1994, the Reference Statement of Assets and Liabilities and the related statements of income for the Business for the year ended December 24, 1994 and the three-month period ended March 25, 1995, including the footnotes thereto (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements other than the statement of income for the three-month period ended March 25, 1995 have been audited by Price Waterhouse and include the report of Price Waterhouse therein. Except as set forth in Schedule 4.4(a)(2), the Financial Statements: (i) have been prepared based upon the books and records of Seller, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, and
    (iii) fairly present in all material respects the financial position of the Business and the results of operations as of their respective dates.

         (b) Except as set forth in Schedule 4.4(b), since the date of the Reference Statement of Assets and Liabilities, there has not been, occurred or arisen:

             (i) any change in or event affecting Seller or the Business that has had or to Seller's Knowledge may reasonably be expected to have a material adverse effect on the Business (including its results of operations, financial condition and the Assets) other than as a result of general economic conditions or industry-wide developments affecting other companies engaged in similar businesses; or

             (ii) any transaction entered into or carried out other than in the usual and ordinary course of the Business.

         4.5 Condition of Property; Sufficiency of Assets. Schedule 4.5(a) attached hereto lists (i) all material items of Seller's Personal Property located at the Facilities, and (ii) the machinery and equipment located at Seller's plant in La Crosse, Wisconsin, utilized exclusively to produce metal-clad PTFE/glass laminates for the Fluorglas Microwave Business. Except as set forth in Schedule 4.5(a), the Personal Property, in the aggregate, has been maintained in accordance with standard industry practices and is in reasonable operating condition and repair (normal wear and tear excepted). Except as set forth in Schedule 4.5(a), the improvements constructed on the Facilities located at McCaffrey Street and Liberty Street are (i) to Seller's Knowledge structurally sound in all material ways, with no known material defects, (ii) have been maintained in the aggregate in accordance with standard industry practices, (iii) are in reasonable operating condition and repair, and (iv) to Seller's Knowledge are not in need of any material maintenance or repair except for ordinary routine maintenance and repair, the cost of which would not be material taking into account the operation of the Business as a whole. Except as set forth in Schedule 4.5(b), the Assets are sufficient for the operation of the Business as presently conducted.

         4.6 Intellectual Property.

         (a) Schedule 4.6(a) lists all material

             (i) patents and patent applications (including those granted to or applied for or owned by Seller),

             (ii) intellectual property agreements (other than secrecy or confidentiality agreements), and

             (iii) trademark registrations and applications, registered copyrights and applications therefor and currently used trade names, exclusively used in or exclusively relating to the Business.

         (b) Schedule 4.6(b) lists all material

             (i) patents and patent applications (including those granted to or applied for or owned by Seller),

             (ii) intellectual property agreements (other than secrecy or confidentiality agreements), and

             (iii) trademark registrations and applications, registered copyrights and applications therefor and currently used trade names, used in, but not exclusively used in, the Business.

         (c) Except as set forth on Schedule 4.6(c), Seller has not received written notice alleging, and Seller has no Knowledge concerning existing claims of, any current infringement of any material patent, trademark, trade name, copyright or other intellectual property right relating to the Business.

         4.7 Contracts. Schedule 4.7 lists each Contract of the Business (other than intellectual property agreements) or relating to any of the Assets or to which the Business or any of the Assets is subject or bound that individually, or together as a series of related Contracts involving the same party or parties, or the successors to such party or parties: (a) obligates Seller or its Affiliates to pay an amount of $25,000 or more, (b) has an unexpired term as of the date of this Agreement in excess of six (6) months, (c) provides for an extension of credit to any customer or client of the Business for any amount over $25,000 (other than for sales in the ordinary course of business where terms of such credit extension for domestic sales are for 30 days or less and for foreign sales are for 60 days or less), (d) provides for the borrowing of money by the Business other than credit agreements with banks having normal credit terms, (e) was not made in the ordinary course of the Business, or (f) is in any way otherwise material to the Business taken as a whole. To Seller's Knowledge, each Contract is valid and existing. Seller has duly performed all its obligations under the Contracts listed in Schedule 4.7 in all material respects to the extent that such obligations to perform have accrued. Seller has not received written notice of any alleged breach or default, and to Seller's Knowledge, no event which would (with the passage of time, notice or both) constitute a material breach or default by Seller or any other party or obligor with respect thereto, has occurred. True and correct copies of the Contracts listed in Schedule 4.7, including all amendments and supplements thereto, have been delivered to Purchaser or Purchaser's counsel or are attached to Schedule 4.7.

         It is understood that inclusion of a Contract on Schedule 4.7 shall not be considered to be an admission that or evidence that a contract is material to the operation of the Business taken as a whole. For purposes of this Agreement, the term "AFFILIATE" of any person or entity means any corporation, partnership or other entity of which more than 50% of the securities or other ownership interests having by the terms thereof ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation, partnership or other entity directly or indirectly controls, is controlled by, or is under common control with such person or entity.

         4.8 Title to Assets. Excluding the Real Property, and except as disclosed in Schedule 4.8, Seller has good and marketable title to all of the Assets free and clear of all liens, mortgages, pledges and encumbrances other than liens for taxes not yet due and payable or being contested in good faith.

         4.9 Litigation. Except as disclosed in Schedule 4.9, there is no action, suit, proceeding, arbitration, litigation, or, to Seller's Knowledge, product warranty claim, pending, or to Seller's Knowledge, Threatened against Seller that relates to the Business or arises out of the ownership, use or possession or condition of the Assets, or the operation or conduct of the Business.

        4.10 Environmental Matters.

        (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

            (i) "HAZARDOUS SUBSTANCE" shall mean substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other substance whose presence in the ecosystem is regulated by any applicable Environmental Law, including, without limitation, petroleum and petroleum products.

            (ii) "ENVIRONMENTAL LAWS" shall mean all applicable laws relating to the protection of the environment including: (A) all applicable requirements for reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land; and (B) all applicable requirements for the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

            (iii) "ENVIRONMENTAL CONDITION" shall mean the presence in, on or under the specified real property of any Hazardous Substance which requires investigation or remediation pursuant to any Environmental Law.

        (b) Environmental Information. To Seller's Knowledge, Schedule 4.10, which has been delivered previously to Purchaser by Seller, contains all material information with respect to (i) the use of Hazardous Substances upon the Transferred Facilities, or in the operation of the Business, (ii) any Environmental Condition existing upon the Transferred Facilities, or (iii) the compliance of the Business or the Transferred Facilities with any Environmental Laws, except for information that discloses a use of Hazardous Substances, the existence of an Environmental Condition or a noncompliance with Environmental Laws which would not have a material adverse effect on the Assets or on the Business taken as a whole.

        (c) Compliance with Environmental Laws. Except as disclosed in Schedule 4.10, to Seller's Knowledge the Business is, and since January 1, 1993 has been, operated in all material respects in compliance with all Environmental Laws.

        (d) Environmental Conditions; Action by Governmental Agency. Except as disclosed in Schedule 4.10, to Seller's Knowledge no investigation, inquiry or other proceeding is pending or, to the Knowledge of Seller, Threatened by any governmental entity with respect to the Transferred Facilities or the Business and relating to any actual or alleged Environmental Condition or failure to comply with any applicable Environmental Law that could reasonably be expected to have a material adverse effect on the Business.

        4.11 Employee Benefit Plans and Policies. All of the employee benefit plans and policies maintained or contributed to by Seller for the Business, or in which employees of the Business, including employees on disability, medical, sick or other leave of absence (the "EMPLOYEES"), are entitled to participate, are listed on Schedule 4.11 (collectively, the "BENEFIT PLANS") and copies of all such written Benefit Plans have been made available to Purchaser. Except as listed on Schedule 4.11 (a) such Benefit Plans comply in all material respects, to the extent applicable, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the "Code"; (b) none of the Benefit Plans subject to Part 3, Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code; (c) no material liability, other than required premium payments, to the Pension Benefit Guaranty Corporation has been incurred with respect to any of the Benefit Plans subject to Title IV of ERISA; (d) Seller has not incurred any material liability for any tax imposed under Section 4975 of the Code or Part 4, Subtitle B of Title I of ERISA with respect to any of the Benefit Plans; and (e) none of the Benefit Plans is a multiemployer plan within the meaning of Section 3(37)(A) of ERISA.

        4.12 Employees. Schedule 4.12 sets forth a list of the names and current salary or wage rates of the employees of the Business employed as of five (5) days prior to the date hereof, and the names and compensation arrangements with any consultants or agents of the Business. Seller is not under any obligation to recognize or bargain with any labor union with respect to such employees. Upon termination of the employment of any such employees by Seller, Purchaser will not, by reason of anything done by Seller prior to or at the Closing, be liable to any of said employees for so-called "severance pay" or other similar payments, except as expressly set forth in Section 6.1(d). Except as set forth in Schedule 4.12, there are no pending or threatened employment claims or suits under applicable federal or state fair employment laws (including claims arising under workers' compensation laws) relating to or arising out of the conduct of the Business.

        4.13 Undisclosed Liabilities. Except as set forth in Schedule 4.13, there are no liabilities or obligations of Seller, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which are material to the Business taken as a whole, except (a) those liabilities or obligations set forth on the Reference Statement of Assets and Liabilities (including the footnotes thereto) and not heretofore paid or discharged, (b) those liabilities set forth in this Agreement or the Schedules attached hereto, (c) those liabilities not required to be set forth in the Schedules attached hereto because of an exception provided for in this Agreement, and (d) those liabilities arising since the date of the Reference Statement of Assets and Liabilities in the ordinary course of Business.

        4.14 Compliance with Law. Except as set forth in Schedule 4.14, since January 1, 1993 Seller has conducted the Business and operated and used the Assets in accordance with all federal, state and local laws and regulations (excluding Environmental Laws) applicable to the conduct of the Business, and is not in violation of any such laws other than violations which would not have a material adverse effect on the Assets taken as a whole, or on the Business taken as a whole.


        4.15 Consents. Except as otherwise provided in this Agreement or set forth in Schedule 4.15, no action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality (i) material to the Business taken as a whole is required for the transfer or assignment of any of the Assets or
(ii) is necessary to make this Agreement or any of the agreements or instruments to be executed and delivered pursuant hereto a legal, valid and binding obligation of Seller or to consummate the transactions contemplated hereunder.

        4.16 Taxes. All Taxes (as hereinafter defined) with respect to the Business which are due and payable prior to the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged or otherwise adequately reserved in accordance with GAAP. There are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or would become a lien on the Assets, except for current Taxes not yet due and payable. As used herein, the term "Taxes" shall include all federal, state, local and foreign taxes, assessments or other governmental charges (including, without limitation, net income, gross income, excise, franchise, sales and value added taxes, taxes withheld from employees' salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever, including any interest, penalties, additions to tax or additional amounts with respect thereto, imposed by any government or taxing authority which are levied upon the Assets.

        4.17 Permits and Licenses. Schedule 4.17 attached hereto lists all material Permits and Licenses, or any waiver thereof, obtained by Seller in connection with the conduct of the Business (other than Permits and Licenses the failure to obtain which could not reasonably be expected to have a material adverse effect on the Business) together with the name of the governmental entity issuing such Permit and License. Seller has all Permits and Licenses required for the conduct of the Business as presently conducted. Except as set forth in Schedule 4.17, such Permits and Licenses are valid and in full force and effect. To the extent any of such Permits and Licenses are not transferable from Seller to Purchaser, Seller has no Knowledge of any reason or condition which is likely to prevent Purchaser from obtaining such Permits and Licenses upon application therefor to the appropriate governmental entity. To Seller's Knowledge, no suspension, cancellation or termination of any Permits and Licenses required by any governmental entity to permit the Business to be conducted is threatened that could reasonably be expected to have a material adverse effect on the Business.

        4.18 Real Property.

        (a) Schedule 4.18(a)(i) identifies all real property owned by Seller that is currently used by Seller primarily for the conduct of the Business (the "FACILITIES"). It is expressly understood and agreed that Seller's real property in La Crosse, Wisconsin is not primarily used in the Business and is not being sold to Purchaser under this Agreement. Schedule 4.18(a)(ii) lists all real property leased for use in the conduct of the Business.

        (b) Seller has not received written notice of any violation of any applicable zoning or building regulation or ordinance relating to the Transferred Facilities (as defined in Section 1.5) and, to the Knowledge of Seller, there is no such violation. Except as otherwise indicated in Schedule

   4.18(b), to the Knowledge of Seller, no fact or condition exists which is reasonably likely to result in discontinuation of presently available water, sewer, gas, electricity, telephone, drainage facilities and other utilities or services for the Transferred Facilities. Seller has not received written notice of any proposed material special assessments, or any proposed material changes in property tax or land use laws, or condemnation proceedings affecting any portion of the Transferred Facilities and, to the Knowledge of Seller, there are no such proposals or proceedings.

        (c) Seller has good and marketable fee simple title to all Real Property subject to the state of facts set forth in Schedule 4.18(c), including the title commitment attached as a part of Schedule 4.18(c).

        (d) Except as otherwise set forth in Schedule 4.18(c), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any of the Transferred Facilities or any portion thereof or interest in any such Transferred Facilities.

        4.19 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the related documents, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the transactions contemplated herein. Any fees or expenses resulting from such engagement shall be the sole responsibility of Seller.

        4.20 Product Warranty. The aggregate amounts of valid Product Warranty claims of the Business in the years ended December 31, 1993 and 1994 were $177,600 and $150,100, respectively.

        4.21 Intercompany Payables. All intercompany trade payable balances reflected on the Reference Statement of Assets and Liabilities have been incurred for goods and services provided to the Business in the ordinary course of business at reasonable prices and fees.

        4.22 Construction of Certain Provisions.

        (a) As used in this Article 4, the term "Knowledge" means the knowledge of the executive officers of Parent's Engineered Materials Sector, and the knowledge of the General Manager of the Business and his direct reports and other key employees of the Business identified in Schedule 4.22.

        (b) An action, suit, proceeding, arbitration or litigation shall be considered "Threatened" if a written notice or communication has been received, within two years prior to the date of the applicable disclosure schedule, reasonably indicating that an action, suit or proceeding may be commenced.

        4.23 No Additional Representations. Notwithstanding anything to the contrary contained in this Agreement, Seller makes no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including but not limited to any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of Seller.

                 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller as follows:

        5.1 Corporate Status. Purchaser is a corporation duly organized and validly existing under the laws of the State of California, the jurisdiction in which it is incorporated and has full power and authority to carry on its business and to own all of its properties and assets. Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

        5.2 Authorization. All corporate and other proceedings required to be taken by or on the part of Purchaser, including, without limitation, all action required to be taken by the directors or shareholders of Purchaser to authorize Purchaser to enter into and carry out this Agreement and the related documents contemplated herein, have been, or prior to the Closing will be, duly and properly taken. This Agreement has been, and each of the related documents will be at Closing, duly executed and delivered by Purchaser and constitute, or will, when delivered, constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

        5.3 Compliance. The execution and delivery of this Agreement and the related documents by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Restated Articles of Incorporation or Bylaws of Purchaser, (b) result in the breach (or an event which, with the giving of notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under, or give rise to a right to terminate, any material indenture, mortgage, deed of trust or other agreement or arrangement to which Purchaser is a party, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Purchaser is subject.

        5.4 Financing. Purchaser has funds of its own, or has binding commitments from responsible banks or other financial institutions to provide funds, which will be sufficient and available to pay the Purchase Price.

        5.5 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other person or firm engaged by or acting on behalf of Purchaser or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement and the related documents, is or will be entitled to any broker's or finder's or similar fees or other commission as a result of this Agreement or the transactions contemplated herein. Any fees or expenses resulting from such engagement shall be the sole responsibility of Purchaser.

        5.6 Consents. Except as otherwise provided in this Agreement or set forth in Schedule 5.6, no action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary to make this Agreement or any of the agreements or instruments to be executed and delivered pursuant hereto a legal, valid and binding obligation of Purchaser or to consummate the transactions contemplated hereunder.

                                  6. COVENANTS

        6.1 Employment.

        (a) Purchaser agrees to offer employment, effective immediately following the Closing, to all employees of the Business who are then employed by Seller, except for the employees listed in Schedule 6.1(a)(1). Seller agrees in this regard to cooperate with Purchaser by permitting Purchaser throughout the period prior to the Closing to meet with the employees of the Business at reasonable times and to distribute to them such forms and other documents relating to employment by Purchaser after the Closing as Purchaser deems appropriate.

        (b) To assist Purchaser during the post-Closing transition period, Seller and Purchaser have agreed that Purchaser will be entitled to utilize the services of Phil Guy on a full-time basis from the Closing Date through December 31, 1995, provided that Purchaser reimburses Seller for the cost to Seller of his salary and benefits incurred by Seller during such period, and further provided that Phil Guy remains in the employ of Seller or one of its Affiliates during such period.

        (c) Purchaser agrees to make available to each employee of the Business who accepts employment with Purchaser as of the Closing Date and who is not listed on Schedule 6.1(a)(1) (collectively, "TRANSFERRED EMPLOYEES"), Purchaser's standard benefits package, including health benefits substantially equivalent to the benefits currently provided by Seller to such employees, such benefits to become effective without a waiting period and without regard to pre-existing conditions, except with respect to long term disability benefits and supplemental life insurance to the extent such benefits are made available through third-party insurance carriers and will not cover pre-existing conditions. Nothing herein shall be deemed to require Purchaser to retain any of the employees it hires for any specific period of time or to maintain compensation rates or fringe benefit programs for any specific period of time, however, Purchaser shall be responsible for all actions taken or omitted to be taken with respect to such employees following their hiring by Purchaser. Seller shall amend, effective on the Closing Date, each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) to fully vest all employees of the Business in their accrued benefits as of the Closing Date.

        (d) Purchaser agrees to be responsible for the payment of all sums payable in respect of the period following the Closing pursuant to those certain Retention Bonus Agreements specified on Schedule 6.1(d) attached hereto; provided, however, Purchaser's payment obligations pursuant to this sentence shall not exceed $35,000. Except as expressly provided in this Agreement, Purchaser does not assume, and shall not be deemed to have assumed, any liability or obligation of Seller relating to employment matters involving current or former employees of Seller, including, without limitation, any matters arising under any employee benefit plan of Seller or its Affiliates. The term "Contract" as used in this Agreement does not include any Benefit Plan.

        6.2 Non-Solicitation. Seller covenants that for a period of two years after the Closing, neither Seller nor any of its Affiliates will directly or indirectly solicit, raid, entice, induce or in any other manner encourage any Transferred Employee to discontinue his or her employment with Purchaser or to seek employment with Seller or any of its Affiliates. The parties expressly agree that advertisements addressed to the general public made in newspapers or other periodicals of general circulation shall not constitute direct or indirect solicitation for purposes of this Agreement. Seller agrees that for a period of two years after the Closing, neither Seller nor any of its Affiliates without the prior written consent of Purchaser which consent shall not unreasonably be withheld will enter into any employment or consultant relationship with any Transferred Employee listed on
Schedule 6.2, unless Purchaser has previously terminated the employment of such Transferred Employee.

        6.3 COBRA Coverage. Seller shall timely provide all notices required to be provided to any of Seller's employees, former employees, or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (herein collectively referred to as "COBRA"), to the extent such notices are required to be provided by Seller by reason of events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. For the purposes of the foregoing, Seller shall treat any Transferred Employee and such employee's beneficiaries and dependents, as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and Code Section 4980B(f)(3)) as of the Closing Date.

        6.4 WARN Act. Purchaser agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from the failure to comply with the Worker Adjustment and Retraining Notification Act ("WARN ACT"), and the regulations thereunder, in connection with the consummation of the transactions described in or contemplated by this Agreement.

        6.5 Welfare and Pension Benefit Plans.

        (a) For purposes of vesting and determining eligibility to participate and benefits payable under Purchaser's "employee welfare benefit plans," as defined in Section 3(1) of ERISA, Purchaser shall credit each Transferred Employee with his or her service with Seller before the Closing Date.

        (b) For purposes of vesting and determining eligibility to participate and benefits payable under Purchaser's "employee pension benefit plans," as defined in Section 3(2) of ERISA, Purchaser shall credit each Transferred Employee with his or her service with Seller before the Closing Date.

        (c) Purchaser agrees to make payroll deductions as requested by each Transferred Employee for timely payment of loans outstanding at the Closing Date under Seller's savings plans, and to remit such amounts withheld each calendar month to the trustee of Seller's 401(k) Plan.

        6.6 Title Insurance. Prior to the Closing, Seller shall deliver to Purchaser a copy of the survey of the Liberty Street Site and a copy of the survey of the McCaffrey Street Site, each prepared by David Barrass ("BARRASS") in April 1995 (each, a "SURVEY"), certified to Purchaser by Barrass and containing the embossed seal of Barrass. At the Closing and at Purchaser's expense, Seller shall cause Lawyers Title Insurance Company (the "TITLE COMPANY") to issue, or to be unconditionally committed to issue, to Purchaser an ALTA Owner's Policy of Title Insurance (10-17-92) with a liability amount of $4,000,000 insuring Purchaser as the owner of fee title to the Real Property. Such policy (the "TITLE POLICY") shall contain only the conditions and exceptions set forth in the form of the title commitment attached hereto as
Schedule 4.18(c).

        6.7 Seller's Covenant Not to Compete.

        (a) Restrictions. Parent and Seller each agrees that for a period of three (3) years after the Closing Date, neither they nor their Affiliates will engage in the business of manufacturing and selling pressure sensitive adhesive tapes, PTFE flexible composites and fabrications, and PTFE films. Parent and Seller further agree that during the term of the Toll Agreement, neither they nor their Affiliates will engage in the business of manufacturing and selling metal-clad PTFE/glass laminates for the microwave laminates market, except as required for the performance of the Toll Agreement. Nothing in this Agreement shall restrict Parent, Seller or any of their Affiliates from engaging in the business of manufacturing and selling metal-clad PTFE/glass laminates after the expiration or termination of the Toll Agreement. Additionally, nothing in this Agreement is intended to prevent Parent, Seller and/or their Affiliates from: (i) acquiring shares of capital stock, partnership or other equity interests in any entity that is engaged in the Business, provided that (a) the primary purposes of such acquisition is not to acquire an interest in any entity engaged in the Business and (b) the annual revenues of such entity from the Business are not more than 30% of such entity's aggregate revenues; or (ii) acquiring shares of capital stock, partnership, or other equity interests in any entity as investments in Seller's pension funds or funds of any other employee benefit plan whether or not such entity is engaged in the Business, provided that such interests are acquired and held for investment purposes only.

        (b) Special Remedies and Enforcement. Parent and Seller agree with Purchaser that a breach by Parent, Seller or any of their Affiliates of any of the covenants set forth in this Section 6.7 could cause irreparable harm to Purchaser, that Purchaser's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against Parent, Seller and any of their Affiliates, in addition to any other rights and remedies that are available to Purchaser. In connection with any such action or proceeding for injunctive relief, Parent and Seller each hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 6.7 specifically enforced against Parent and Seller.

        (c) Severability. If this Section 6.7 is more restrictive than permitted by the laws of any jurisdiction in which Purchaser seeks enforcement hereof, this Section 6.7 shall be limited to the extent required to permit enforcement under such laws. In particular, the parties intend that the covenants contained in Section 6.7(a) shall be construed as a series of separate covenants, one for each county and city in which the Business has been carried on or in which Purchaser may conduct a similar business after the Closing Date. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any proceeding, a court or arbitrator shall refuse to enforce any of the separate covenants, then such unenforceable covenant shall be deemed eliminated from this Section 6.7 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this
   Section 6.7 shall ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable law.

        6.8 Tax Returns; Taxes.

        (a) Purchaser and Seller shall cooperate in preparing and filing tax returns relating to all sales, excise, real estate, use, transfer or license tax due with regard to the transactions contemplated by this Agreement. Purchaser and Seller shall each be responsible for and pay for one-half (1/2) of all of such sales, excise, use, transfer or license taxes resulting from the purchase, sale or transfer of the Assets and transactions contemplated hereby.

        (b) All of the other fees and charges which are payable by Seller or attributable to the conduct of the Business or the ownership, possession or use of the Assets, including rents, general and special assessments, street surfacing and other municipal charges, fuel, water, sewer, electrical and other utility charges and documentation, license and registration fees (collectively, the "OTHER CHARGES") shall be prorated (as described below) as of the Closing Date. After the Closing, Purchaser shall make or cause to be made all necessary filings with respect to Taxes and the Other Charges.

        (c) All Taxes related to the Transferred Facilities or to the Business accrued or accruable with respect to events occurring prior to the close of business on the Closing Date shall be borne by Seller. For this purpose, the Closing Date shall be treated as the last day of a taxable period, whether or not the taxable period in fact ends on such period. All Taxes related to the Real Property, the real property subject to the Lease Agreements so long as such Lease Agreements are in effect, or to the Business accrued or accruable with respect to events occurring after the close of business on the Closing Date will be borne by Purchaser.

        (d) Real and personal property taxes with respect to any Assets sold pursuant to this Agreement shall be prorated based on the ratio of number of days in the pre-closing period to the number of days in the actual taxable period with respect to which tax is assessed, irrespective of when such taxes are due, become a lien or are assessed; provided, however, nothing in this
   Section 6.8(d) shall cause a duplication in the payment of real or personal property taxes.

        (e) Purchaser shall at its own cost and expense fully and accurately complete and submit any tax data packages with respect to taxable years ending on or prior to the Closing Date or for the 1995 taxable year reasonably required by Seller by the earlier of March 15, 1996 or 180 days after the Closing Date; provided, however, that if compliance with this Section requires more than eighty (80) hours of service from Purchaser's personnel, Seller shall reimburse Purchaser for the prorated wages, salaries and fringe benefits of such personnel for each hour of service in excess of such amount.

        6.9 Preservation of Confidentiality. For a period of five (5) years from the date of this Agreement, Seller agrees to treat all Confidential Information (as defined below) of the Business, as confidential, to preserve the confidentiality thereof and to not disclose any Confidential Information, except
(i) disclosures made to customers and vendors in the ordinary course of the Business through the Closing Date, (ii) disclosure to its representatives who need to know such confidential information in connection with the transactions contemplated herein at any time before or after the Closing, (iii) disclosures required by law or government authority, and (iv) with respect to any Confidential Information used, but not exclusively used in the Fluorglas Microwave Business, disclosures by Seller in the ordinary course of conducting its laminates business after the Closing, which are consistent with the standard of care Seller applies to its own confidential information. As used in this Agreement, "CONFIDENTIAL INFORMATION" means any and all technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating to the Business normally treated as confidential and proprietary by Seller in the ordinary course of the Business consistent with past practice, together with all analyses, compilations, studies or other documents, records or data prepared by Seller or Purchaser or their respective representatives, as the case may be, which contain or otherwise reflect or are generated from such information, or which are generated in connection with the transactions contemplated herein at any time before or after the Closing. Seller shall have no obligations with respect to any portion of the Confidential Information (i) which is now in the public domain or hereafter comes into the public domain through no fault of Seller, (ii) which is hereafter disclosed to Seller by a third party not in violation of any confidentiality obligation to Purchaser, or (iii) which is hereafter independently developed by Seller's employees without reference to the Confidential Information Seller is obligated to maintain in confidence under this Section.

        6.10 Removal of Underground Storage Tanks. At Seller's sole cost and expense, Seller shall diligently proceed to remove and close in accordance with all applicable Environmental Laws the underground storage tanks described in
Schedule 6.10 hereto (the "TANKS"), and shall provide Purchaser with written evidence of its performance of this obligation. If Seller fails to diligently perform the obligations set forth in this Section, Purchaser may, at Seller's sole cost and expense, cause the removal and closure of the Tanks in accordance with all applicable Environmental Laws.

        6.11 Removal of Certain Assets. All assets which are located at the Transferred Facilities but which are not being transferred by Seller to Purchaser pursuant to this Agreement will be removed from the Transferred Facilities by Seller on or before the Closing Date.

        6.12 Environmental Reports. Purchaser shall deliver to Seller a true and complete copy of the Phase I and Phase II environmental reports prepared by Parsons Engineering Science ("PARSONS") in connection with Purchaser's acquisition of the Real Property when and as such reports become available. Purchaser shall, to the extent it has the power and authority to do so, make available or cause Parsons to make available to Seller the field notes, laboratory reports, sampling and test results and other relevant documentation relating to such reports to the extent such information is not included in the reports.

        Purchaser also agrees to grant to Seller the right to conduct sampling at the Transferred Facilities (to the extent Purchaser retains control of such Transferred Facilities) to confirm the results or conclusions presented in any of the environmental reports delivered to Seller by Purchaser, provided that:

            (i) Purchaser shall have the right to approve the scope and method of sampling and testing, which approval shall not be unreasonably withheld or delayed;

            (ii) Seller shall use reasonable efforts to minimize any interference with the business operations of Purchaser and shall not materially interfere with such operations unless (y) no reasonable alternative action is available that would cause less interference and (z) the proposed action or alternative action must be taken to satisfy a requirement of a governmental entity to investigate or remediate an Environmental Condition;

            (iii) Seller shall maintain or cause to be maintained insurance coverage relating to the sampling to be performed as reasonably required by Purchaser (provided such coverage is available at reasonable cost) and to name Purchaser an additional insured with respect to such coverage; and

            (iv) Seller shall provide to Purchaser a copy of all reports obtained by Seller when and as received by Seller and shall, to the extent it has the power and authority to do so, make available, or cause its consultant to make available, to Purchaser the field notes, laboratory reports, sampling and test results and other relevant documentation relating to such reports to the extent such information is not included in the reports.

        6.13 Intercompany Receivables and Payables. Each of Seller and Purchaser agrees to pay any and all intercompany trade receivables and payables, respectively, of the Business outstanding as of the Closing Date within the time period for payment in the ordinary course of business but no later than thirty (30) days after the Closing; provided, however, to the extent any such intercompany receivable or payable is not recorded on the Closing Statement of Assets and Liabilities (as finally agreed upon pursuant to Section 2.2) or the amount recorded differs from the amount paid in respect thereof by Seller or Purchaser, as the case may be, such party shall refund to the other party any overpayment received, or shall pay any additional amount owing to the other party, as the case may be, in each case together with interest at the rate specified in
Section 2.3 from the date payment was originally made or due.

        6.14 Health and Safety Operational Issues. At Seller's sole cost and expense, Seller shall diligently proceed to take reasonable action to correct the items identified in Schedule 6.14 attached hereto. Purchaser acknowledges that Seller may be able to provide Purchaser additional information concerning the issues set forth in the referenced memorandum that reasonably establish that one or more of such issues do not constitute a current violation or noncompliance, in which case Seller shall have no obligation under this Section
6.14 with respect thereto.

                               7. TOLL AGREEMENT

        At the Closing, Purchaser and Seller shall execute the Toll Agreement attached hereto as Schedule 7, pursuant to which Seller will toll produce for Purchaser metal clad PTFE/glass laminates utilizing the Personal Property located at Seller's La Crosse, Wisconsin Laminated Products plant, for a period of up to two years from the Closing Date.

                            8. PRE-CLOSING COVENANTS

        8.1 Conduct of Business. During the period from the date hereof through the Closing Date, and except as otherwise provided in this Agreement, Seller:

        (i) Shall conduct the Business in the ordinary course, consistent with past practice;

        (ii) Shall refrain from disclosing or entering into any license or agreement with respect to the Intellectual Property;

        (iii) Shall use reasonable efforts to maintain the good relations of its suppliers, customers and others with whom it has business relations;

        (iv) Shall notify Purchaser of any material adverse change with respect to the condition of the Assets or the Assumed Liabilities or the Business;

        (v) Shall not grant any compensation increase or bonus, except in the ordinary course of business, consistent with past practices;

        (vi) Shall use reasonable efforts to preserve the business organization of the Business intact, and to preserve for Seller the present relationship between the Business and its employees, suppliers, clients and others having business relations with them;

        (vii) Shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business, or Seller's operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Business or the Assets;

        (viii) Shall not sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of the Business; and

        (ix) Shall not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof if any such transaction could materially affect the Assets, the Business or the consummation of the transactions contemplated hereby.

        8.2 Access to Records and Properties. (a) From the date hereof until the Closing Date or earlier termination of this Agreement, Seller will:

        (i) provide Purchaser, its officers, counsel and other representatives with reasonable access to the Assets, the principal personnel and representatives of Seller, and such books and records pertaining to the Business as Purchaser may reasonably request, during Seller's regular business hours, provided that Purchaser has provided Seller with reasonable prior written notice, and provided further that Purchase agrees that such access will be requested and exercised with due regard to minimizing interference with the operations of the Business;

        (ii) furnish to Purchaser or its representatives such additional financial and operating data and other information relating to the business as may be reasonably requested, to the extent that such access and disclosure would not violate the terms of any agreement to which Seller is bound or any applicable law or regulation; and

        (iii) make available to Purchaser for inspection and review all documents, or copies thereof, listed in the Schedules hereto, and all files, records and papers of any and all proceedings and matters listed in the Schedules hereto, except to the extent prohibited or restricted by law, regulation, contract with a third party or where the documents are subject to the attorney client or work product privilege.

        8.3 Consents. Seller and Purchaser each has made required filings with the Federal Trade Commission ("FTC") and U.S. Department of Justice ("DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") (including, without limitation, responses to requests for additional information). The parties shall not consummate the transactions contemplated by this Agreement unless and until all applicable waiting periods under the HSR Act have expired or are otherwise terminated and shall use good faith efforts to demonstrate that such transactions should not be opposed by the FTC or DOJ. All HSR Act filing fees are the responsibility of Purchaser.

        8.4 Public Announcements. On and after the date hereof and through the Closing Date, neither of the parties shall issue any press release or make any public statement prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent that, in the opinion of counsel to the party proposing to make such disclosure, disclosure is required by law or by any listing agreement of either party hereto. Such opinion of counsel shall be confirmed in writing and promptly delivered to the other party. The parties may disclose information with respect to the transactions contemplated hereby to their employees, agents and consultants only to the extent such persons have a need to know and agree to be bound by the terms hereof relative to the disclosure of such information.

                                   9. CLOSING

        9.1 Closing Date and Place. The consummation of the purchase and sale contemplated hereby (the "CLOSING") will take place at the offices of Seller in Morristown, NJ at 10:00 a.m. on the third business day following the later of the execution of this Agreement or the date on which the conditions to the Closing set forth in Sections 10.1(a) and (e) and Sections 10.2(a) and (e) have been satisfied, or on such other date and time as may be mutually agreed upon by the parties in writing. Either party may elect to effect the Closing via the exchange of executed documents and certificates by telecopier or overnight mail. The date upon which the Closing occurs is referred to herein as the "CLOSING DATE".

                            10. CONDITIONS TO CLOSING

        10.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion:

        (a) No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any action have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated herein.

        (b) The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered to Purchaser pursuant hereto shall be complete, true and correct in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

        (c) Seller shall have performed all of its covenants, obligations and agreements contained in this Agreement to the extent required to be performed and complied with by it prior to the Closing Date.

        (d) Purchaser shall have received all certificates, instruments, agreements, deeds, title policies and other documents to be delivered by Seller on or before the Closing Date pursuant to this Agreement.

        (e) The waiting periods under the HSR Act applicable to the purchase of the Business shall have expired without the initiation of legal action by the FTC or the DOJ.

        10.2 Conditions to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by Seller in its sole discretion:

        (a) No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any action have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated herein.

        (b) The representations and warranties of Purchaser contained in this Agreement or in any certificates or documents delivered to Seller pursuant hereto shall in all material respects be complete, true and correct on the Closing Date, with the same force and effect as though such representations and warranties, had been made on and as of the Closing Date.

        (c) Purchaser shall have performed all of its covenants, obligations and agreements contained in this Agreement to the extent required to be performed and complied with by the Closing Date.

        (d) Seller shall have received all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to this Agreement.

        (e) The waiting periods under the HSR Act applicable to the purchase of the Business shall have expired without the initiation of legal action by the FTC or the DOJ.

                          11. TERMINATION AND SURVIVAL

        11.1 Termination. Both of the parties hereto shall use good faith efforts to bring about the satisfaction of the conditions hereunder prior to and at Closing. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

        (a) by mutual written consent of Purchaser and Seller; or

        (b) by Purchaser or Seller, upon written notice to the other, if such party or its Affiliate has breached any material representation, warranty or covenant contained in this Agreement in any material respect, if the non-breaching party has notified the breaching party of the breach in writing and the breach has continued without cure for a period of thirty (30) days after notice of the breach; or

        (c) by Purchaser or Seller, upon the earlier of three (3) months from the date hereof or the issuance of a preliminary injunction enjoining the Closing of the transactions contemplated herein.

        11.2 Effect of Termination.

        (a) If this Agreement is terminated pursuant to Section 11.1(a) or
   Section 11.1(c), this Agreement shall become void and of no further force and effect, and neither of the parties hereto (nor their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination.

        (b) If this Agreement is terminated pursuant to Section 11.1(b), then subject to Section 15.17, the nonbreaching party shall be entitled to receive reimbursement from the breaching party for all reasonable fees, costs and expenses (including legal and accounting) incurred by the non-breaching party in connection with this Agreement and the transactions contemplated hereby.

                              12. CLOSING DOCUMENTS

        12.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Purchaser the following documents:

            (i) Copies of resolutions of Seller certified by a Secretary, Assistant Secretary or other appropriate officer of Seller, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

            (ii) Duly executed bills of sale and assignments in the forms attached as Schedule 1.4.1 and such other appropriate instruments of transfer with respect to all of the Assets not transferred or assigned by any other documents or instruments described in this Section;

            (iii) Duly executed and acknowledged deed in the form attached as
   Schedule 1.4.2 and such other appropriate instruments of transfer with respect to the Real Property;

            (iv) Duly executed and acknowledged assignments sufficient to transfer title to the Intellectual Property;

            (v) Duly executed License in the form attached as Schedule 1.3(f);

            (vi) Duly executed assignment and assumption agreement with respect to the Assumed Liabilities in the form attached as Schedule 1.4.1;

            (vii) Duly executed Lease Agreements in the forms attached as Schedules 1.5.1 and 1.5.2;

            (viii) Duly executed documents of assignment or transfer with respect to each of the transferable Permits and Licenses listed in Schedule 4.17;

            (ix) A certificate of an appropriate officer of Seller relating to the representations, warranties and covenants of Seller made herein as provided in Section 10.1(b) and (c);

            (x) Duly executed Toll Agreement in the form attached hereto as
   Schedule 7;

            (xi) Intentionally Omitted;

            (xii) The Title Policy; and

            (xiii) Any other documents reasonably necessary to effectuate the transactions contemplated hereby.

        12.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall pay the Purchase Price to Seller by wire transfer and shall duly execute, where applicable, and deliver to Seller the following documents:

            (i) Copies of resolutions of the Purchaser, certified by the Secretary or Assistant Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

            (ii) Duly executed assignment and assumption agreement with respect to the Assumed Liabilities in the form attached as Schedule 1.4.1;

            (iii) Duly executed Lease Agreements in the forms attached as Schedules 1.5.1 and 1.5.2;

            (iv) A certificate of an appropriate officer of Purchaser relating to the representations, warranties and covenants made herein by Purchaser, as provided in Sections 10.2(b) and (c);

            (v) Duly executed Toll Agreement in the form attached hereto as
   Schedule 7;

            (vi) Intentionally Omitted;

            (vii) Duly executed License in the form attached as Schedule 1.3(f); and

            (viii) Any other documents reasonably necessary to effectuate the transactions contemplated hereby.

            13. POST CLOSING OBLIGATIONS

            13.1 Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Assets, and otherwise carry out the transactions contemplated by this Agreement. Recordation of any such instruments shall be at the sole expense of Purchaser.

            13.2 Access to Books and Records. After the Closing, Purchaser shall permit Seller, at Seller's sole expense, to have access to and the right to make copies of such of Seller's books, records and files as constitute part of the Assets for any reasonable purpose at any time during regular business hours, such as for use in litigation or financial reporting, tax return preparation, or tax compliance matters. Prior to disposing of or destroying any such information or records after the Closing Date, Purchaser shall afford Seller a reasonable opportunity to segregate, remove or copy such books, records and files as Seller may select. Purchaser shall not be required to retain such books, records and files beyond the expiration of any applicable statute of limitations, including extensions thereof.

        13.3 Cooperation in Litigation. The parties shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any litigation or other proceeding arising from or relating to the operation of the Business.

        13.4 Proprietary Information. Prior to the Closing Date, the Business was routinely supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of Seller and its Affiliates and their various operations. Although Seller has attempted to recover such information from the Business, some may still be present within the Business. Purchaser therefore agrees that it will not use such information for any purpose whatsoever, and shall destroy any remaining copies.

                               14. INDEMNIFICATION

        14.1 Indemnification by Seller and Parent. Seller and Parent (collectively and individually referred to hereinafter in this Article 14 as "Seller" unless otherwise expressly provided), jointly and severally, shall defend, indemnify and hold harmless Purchaser and Purchaser's directors, shareholders, officers, employees, agents, Affiliates, successors and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, interest, penalties and reasonable attorneys' fees), fines, or damages of any kind or nature (individually a "LOSS" and collectively "LOSSES"), as a result of, or based upon or arising out of:

        (a) any breach or violation by Seller of any of the covenants made by Seller in this Agreement or any agreement, certificate or similar document delivered pursuant hereto;

        (b) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Seller in this Agreement or in any Schedule, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof;

        (c) all Losses resulting from the assertion of claims made against the Assets sold hereunder or against Purchaser by creditors of Seller under any applicable bulk transfer law, including, but not limited to, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby; provided, that this Subsection shall in no event apply to Losses resulting from the assertion of claims included in the Assumed Liabilities; or

        (d) any and all Excluded Liabilities (other than Environmental Excluded Liabilities), it being understood that neither the Hazardous Substances referred to in the last sentence of Section 14.2(e)(B) which may have been present prior to the Closing Date, nor Purchaser's obligations under that provision with respect thereto, are intended to or shall be deemed to constitute an Excluded Liability;

        (e) any and all of the following:

            (A) the alleged or actual violation of any Environmental Law prior to the Closing or subsequent to the Closing to the extent the violation is a continuation of a violation that existed as of the Closing, provided that Purchaser gives Seller a Notice of Claim (as hereinafter defined) with respect to such continuing violation within two (2) years after the Closing Date in which event the procedures set forth in
        Schedule 14.1(e)(A) attached hereto shall apply;

            (B) the presence, at any time on or prior to the Closing Date, of Hazardous Substances on or in the soil, groundwater or surface water at the Real Property or at any property or facility used in connection with the Business (including any property or facility at which any Hazardous Substances were disposed or treated), which presence constitutes an Environmental Condition as of the Closing Date or which becomes an Environmental Condition after the Closing Date due to a change in Environmental Laws.

        14.1.1 Limitation on Environmental Indemnification. Notwithstanding the foregoing, Seller's obligation to Purchaser with respect to any Losses as a result of, or based upon or arising out of the circumstances described in
Section 14.1(e) shall be limited to (i) third party claims, (ii) performance of investigation and remediation activities, (iii) reimbursement of or payment of out-of-pocket costs Purchaser may incur in connection with investigation or remediation activities or activities required to bring into compliance a continuing violation of an Environmental Law existing as of the Closing, and
(iv) in the event any required investigation or remediation activities in respect of a Notice of Claim given to Seller during the three (3) year period following the Closing, or any compliance activities in respect of a Notice of Claim given to Seller pursuant to Section 14.1(e)(A) during the two (2) year period following the Closing, shall limit or shut down Purchaser's manufacturing operations, fifty percent (50%) of any profits Purchaser can reasonably establish that it lost as a result of such limitation on its manufacturing of Products for sale, provided that in no event will Seller's obligation with respect to such lost profits exceed $3,000,000 in the aggregate.

        It is understood that Seller shall not be required to indemnify Purchaser for any lost profits which Purchaser may claim as a result of delays or changes in implementation of any of Purchaser's expansion plans due to the performance of required investigation or remediation or compliance activities. In no event will Seller be required to conduct remediation to standards more strict than those then required by applicable governmental entities for a manufacturing operation conducted at the Transferred Facilities similar to the Business as conducted as of the Closing Date.

        14.2 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller, Parent and their respective directors, stockholder, officers, employees, agents, consultants, representatives, Affiliates, successors and assigns from and against any and all Losses, as a result of, or based upon or arising out of:

        (a) any breach or violation by Purchaser of any of the covenants made by Purchaser in this Agreement or any agreement, certificate or similar document delivered pursuant hereto;

        (b) any breach of, or any inaccuracy in any of the representations or warranties made by Purchaser in this Agreement, or in any Schedule, agreement, certificate, instrument or similar documents required to be delivered pursuant to the terms hereof;

        (c) any Assumed Liability;

        (d) the operation of the Business by Purchaser after the Closing Date except to the extent otherwise the obligation or responsibility of Seller under this Agreement or otherwise covered by Section 14.2(e) or (f);

        (e) any and all of the following:

            (A) the alleged or actual violation by the Business of any Environmental Law subsequent to the Closing, unless such violation existed on or prior to the Closing and falls within Seller's indemnification obligation under Section 14.1(e)(A), and

            (B) the release or deposit, at any time subsequent to the Closing, of Hazardous Substance(s) onto or into the soil, groundwater or surface water at the Real Property or at any property or facility (excluding Seller's Lacrosse, WI property and facility) used in connection with the Business (including any property or facility at which any Hazardous Substances were disposed or treated), unless the release or deposit does not materially increase the cost of investigating or remediating an Environmental Condition for which Seller is obligated to indemnify Purchaser pursuant to Section 14.1(e), provided that, if such release or deposit does materially increase the cost of investigating or remediating an Environmental Condition for which Seller is obligated to indemnify Purchaser pursuant to Section 14.1(e), the cost of investigation and remediation shall be equitably allocated between Seller and Purchaser taking into consideration their relative contributions to the condition. (For the purposes of this subsection, an additional cost shall be "material" if it adds more than $75,000 to the cost of the investigation or remediation.) In the event such release or deposit subsequent to the Closing gives rise to an Environmental Condition which did not exist prior to such release or deposit, it is agreed that Purchaser shall be responsible for the entire cost of investigating and remediating such Environmental Condition, including any Hazardous Substances comprising a portion of the Environmental Condition, regardless of whether such Hazardous Substances were present prior to the Closing Date; or

        (f) Purchaser's hiring practices in connection with its compliance with
   Section 6.1(a) to the extent arising from claims by any employee listed in
   Schedule 6.1(a)(1) that Purchaser and/or Seller unlawfully discriminated against such employee in connection with Purchaser's hiring decisions on the basis of such employee's age, race, gender, religion or other legally protected classification.

        14.2.1 Limitation on Environmental Indemnification. Notwithstanding the foregoing, Purchaser's obligation to Seller with respect to any Losses as a result of, or based upon or arising out of the circumstances described in
Section 14.2(e) shall be limited to (i) third party claims, (ii) performance of investigation and remediation activities, and (iii) reimbursement of or payment of out-of-pocket costs Seller may incur in connection with investigation or remediation activities or activities required to bring into compliance a violation of an Environmental Law subsequent to the Closing. In no event will Purchaser be required to conduct remediation to standards more strict than those then required by applicable governmental entities for a manufacturing operation conducted at the Transferred Facilities similar to the Business as conducted as of the Closing Date.

        14.3 Indemnification Procedure.

        (a) Any party seeking indemnification hereunder (the "INDEMNITEE") shall notify the party liable for such indemnification (the "INDEMNITOR") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "NOTICE OF CLAIM"); provided, that a Notice of Claim in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. Neither the failure of any Indemnitee to give notice as provided in this Section 14.3 nor any defect or error in the notices given shall relieve the Indemnitor of its obligations under this Section 14.3, except to the extent that the Indemnitor is actually prejudiced by such failure, defect or error. After the giving of a Notice of Claim pursuant hereto, the amount of indemnification to which an Indemnitee shall be entitled shall be determined: (i) by the written agreement between the Indemnitee and the Indemnitor; (ii) by a judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnitee and the Indemnitor shall agree.

        (b) The Indemnitor shall have the right to conduct and control, through counsel of its choosing reasonably acceptable to the Indemnitee, the defense, compromise or settlement of any third person claim, action or suit against such Indemnitee as to which indemnification is sought by any Indemnitee from any Indemnitor hereunder, provided that the Indemnitor (i) has acknowledged and agreed in writing, within 14 days after the giving of a Notice of Claim or such shorter period as may be required to avoid any prejudice to the right of the Indemnitee, that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnitee in respect thereof and (ii) diligently and timely defends against such claim, action or suit. In any such case the Indemnitee shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnitor shall not, without the written consent of the Indemnitee (which consent shall not be withheld unreasonably) compromise or settle any such claim, action or suit. The Indemnified

   Party shall have the right to employ separate counsel in any claim, action or suit and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense and employ counsel, or (iii) the named parties to any such claim, action or suit (including any impleaded parties) include both the Indemnitor and the Indemnitee and the Indemnitee shall have been advised in writing by its counsel that representation of the Indemnitor and the Indemnitee by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing conflicts of interest between them (in which case the Indemnitor shall not have the right to assume the defense of such claim, action or suit on behalf of the Indemnitee).

        (c) In the event Purchaser gives Seller a Notice of Claim for indemnification under Section 14.1(e), Seller shall notify Purchaser within ninety (90) days of Seller's receipt of the Notice of Claim whether or not Seller intends to conduct the required remediation and investigation activities. During such ninety (90) day period, Purchaser shall permit Seller and its consultants reasonable access to the relevant property for the purposes of determining whether or not Seller agrees with the claim. In the event a governmental authority requires action more quickly, Seller and Purchaser will cooperate with each other in good faith in order to negotiate a schedule reasonably acceptable to the governmental authority. Seller shall have the right to reasonably conduct and shall have reasonable control over any and all investigation and remediation activities that it undertakes, provided that Seller diligently and timely commences and performs such activities. Prior to the commencement of any such activities on the Real Property, Seller shall provide to Purchaser for its review and approval, which approval shall not unreasonably be withheld, the following:

            (i) a work plan setting forth in reasonable detail the work to be performed; and

            (ii) reasonably satisfactory evidence that Seller maintains, or has caused the party performing the work to maintain, insurance reasonably required by Purchaser (provided that such insurance is available at reasonable cost), naming Purchaser as an additional insured.

        Seller shall provide to Purchaser copies of all reports, studies and sampling results, and drafts thereof, prepared with respect to the work and the Environmental Condition when and as such reports, studies or results become available.

            14.(jjjj) In connection with the performance of any such investigation or remediation activities, Purchaser shall provide Seller and its representatives with access to the Transferred Facilities, and shall cooperate with all reasonable requests of Seller, provided that Seller shall reimburse Purchaser for reasonable out-of-pocket costs incurred as a result of providing such assistance.

            (e) Seller shall use reasonable efforts to minimize any interference with the business operations of Purchaser and shall not materially interfere with such operations unless (y) no reasonable alternative action is available that would cause less interference, and (z) the proposed action or alternative action must be taken to satisfy a requirement of a governmental entity to investigate or remediate an Environmental Condition.

        14.4 Limitation on Certain Claims. Anything to the contrary contained herein notwithstanding, (i) no party shall assert any claim against the other for indemnification hereunder with respect to any Losses unless and until the amount of such Losses or claims recoverable by the claiming party shall exceed $200,000 calculated on a cumulative basis and not a per item basis, and then only in respect to the excess over said amount; provided, however, any Losses which arise pursuant to Sections 14.1(c), (d) or (e) or 14.2(c), (d), (e) or (f) shall not be subject to the $200,000 minimum set forth in this Section 14.4; and
(ii) neither Purchaser nor Seller shall be entitled to recover from the other party more than an aggregate of

$17,000,000 with respect to all claims for indemnity or damages in respect of matters for which it is entitled to be indemnified under (x) Sections 14.1(a),
(b) or (c) in the case of Purchaser, and (y) Sections 14.2(a) or (b) in the case of Seller, whether such claims are brought under this Article 14 or otherwise.

        14.5 Term. This Article 14 shall survive the Closing and shall remain in effect as follows: (i) as to any indemnification obligation arising pursuant to Sections 14.1(a) or (b) or 14.2(a) or (b), this Article 14 shall survive the Closing, and shall remain in effect for a period of two (2) years after the Closing, (ii) as to any indemnification obligation arising pursuant to Sections 14.1(e) or 14.2(e), this Article 14 shall remain in effect for a period of twenty (20) years after the Closing, and (iii) as to any indemnification obligation arising pursuant to Sections 14.1(c) or (d) or 14.2(c), (d) or (f), this Article 14 shall remain in effect indefinitely. The expiration of indemnity obligations under Article 14 shall not be deemed to constitute an assumption of liability by the party to whom the obligation ran or a waiver by such party of any other right or claim.

                                15. MISCELLANEOUS

        15.1 Expenses. Except as specifically set forth elsewhere herein, each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement. In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such action.

        15.2 Notices. Any notice or communication given pursuant to this Agreement by a party hereto to the other party shall be in writing and hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested (notices so mailed shall be deemed effective on the third day after mailing), or sent via facsimile (notices so transmitted shall be deemed effective upon transmission), with an original mailed as follows:

         If to Seller:

                           AlliedSignal Laminate Systems Inc.
                           c/o AlliedSignal Inc.
                           101 Columbia Road
                           Morristown, New Jersey  07962
                           Attention:  Vice President and General Counsel
                                       Engineered Materials
                           Fax No.:  (201) 455-6840

         If to Purchaser:

                           Furon Company
                           29982 Ivy Glenn Drive
                           Laguna Niguel, California 92677
                           Attention:  Chairman of the Board and General
                                       Counsel
                           Fax No.:  (714) 363-6276


        15.3 Confidentiality. Seller and Purchaser have entered into a Confidentiality Agreement dated March 8, 1995, which notwithstanding any provision herein to the contrary shall survive the execution and delivery of this Agreement and any termination of this Agreement, but shall expire upon the consummation of the Closing and thereafter be of no further force or effect.

        15.4 Post Closing Services. Seller agrees that following the Closing Date Seller will continue to provide those services set forth on Schedule 15.4 for the periods specified in Schedule 15.4, provided, however that Purchaser and Seller shall agree on a fee to be paid to Seller which fully compensates for all its costs in providing such services including wage and expenses of Seller's employees and allocable overhead, and terms for the provision of such services.

        15.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.6 Entire Agreement. Except for the Confidentiality Agreement referred to in Section 15.3, this Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communication, representations, agreements and understandings between the parties hereto, whether oral or written, including, without limitation, any financial or other projections or predictions regarding the Seller or the Business.

        15.7 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        15.8 Assignment. This Agreement may not be assigned without the prior written consent of the other party hereto, which consent shall not unreasonably be withheld.

        15.9 Amendment. This Agreement may be amended only by written agreements duly executed by representatives of both of the parties hereto.

        15.10 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction.

        15.11 Failure to Close. If for any reason this Agreement is terminated prior to Closing, Purchaser shall promptly upon the request of Seller return to Seller all documents and other information (and notes made therefrom), including all originals and all copies thereof, theretofore delivered to Purchaser by or on behalf of Seller. Purchaser shall in any case comply with the terms of the Confidentiality Agreement referred to in Section 15.3.

        15.12 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and Purchaser and no other person shall assert any rights as a third party beneficiary hereunder.

        15.13 Schedules. Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Schedule, the provisions of this Agreement shall control.

        15.14 Waivers. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party's rights at any tine to enforce strict compliance thereafter with every term or condition of this Agreement.

        15.15 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

        15.16 Remedies Cumulative. Except with respect to remedies for the breach of representations and warranties and except for the limitations on recovery of damages set forth in Sections 14.1.1, 14.2.1 and 14.4, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available and Article 14 shall not be deemed to preclude or otherwise limit in any way the exercise of any such other rights or pursuit of other remedies.

        15.17 Specific Performance. Seller and Purchaser each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, Seller and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.

                                      "SELLER"

                                      AlliedSignal Laminate Systems Inc.,
                                      a Delaware corporation


                                      By: /S/STANLEY R. STEVINSON
                                         ---------------------------------------
                                         Name: Stanley R. Stevinson
                                         Title:
                                               ---------------------------------


                                      "PARENT"

                                      AlliedSignal Inc.,
                                      a Delaware corporation


                                      By: /S/DANIEL K. CLIFT
                                         ---------------------------------------
                                         Name: Daniel K. Clift
                                         Title:
                                               ---------------------------------


                                      "PURCHASER"

                                      Furon Company,
                                      a California corporation


                                      By: /S/J. MICHAEL HAGAN
                                         ---------------------------------------
                                         Name: J. Michael Hagan
                                         Title:
                                               ---------------------------------

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          FURON COMPANY, AS PURCHASER,

               ALLIEDSIGNAL LAMINATE SYSTEMS, INC., AS SELLER, AND

                          ALLIEDSIGNAL INC., AS PARENT

                          DATED AS OF NOVEMBER 9, 1995

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
ARTICLE 1.  PURCHASE AND SALE...................................................................................  1
         1.1           Purchase and Sale........................................................................  1
         1.2           Non-Assignable Assets....................................................................  3
         1.3           Excluded Assets..........................................................................  3
         1.4           Transfer of Title to the Assets..........................................................  4
         1.5           Lease Agreement..........................................................................  5

ARTICLE 2.  PURCHASE PRICE......................................................................................  5
         2.1           Purchase Price...........................................................................  5
         2.2           Post-Closing Adjustment..................................................................  5
         2.3           Payments.................................................................................  7
         2.4           Allocation of Purchase Price.............................................................  7

ARTICLE 3.  ASSUMPTION OF LIABILITIES AND OBLIGATIONS...........................................................  8
         3.1           Assumed Liabilities......................................................................  8
         3.2           Excluded Liabilities.....................................................................  9

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER............................................................ 10
         4.1           Corporate Status......................................................................... 10
         4.2           Authorization............................................................................ 10
         4.3           Compliance............................................................................... 11
         4.4           Financial Statements; Changes............................................................ 11
         4.5           Condition of Property; Sufficiency of Assets............................................. 12
         4.6           Intellectual Property.................................................................... 12
         4.7           Contracts................................................................................ 13
         4.8           Title to Assets.......................................................................... 14
         4.9           Litigation............................................................................... 14
         4.10          Environmental Matters.................................................................... 14
         4.11          Employee Benefit Plans and Policies...................................................... 15
         4.12          Employees................................................................................ 15
         4.13          Undisclosed Liabilities.................................................................. 16
         4.14          Compliance with Law...................................................................... 16
         4.15          Consents................................................................................. 16
         4.16          Taxes.................................................................................... 16
         4.17          Permits and Licenses..................................................................... 17
         4.18          Real Property............................................................................ 17
         4.19          No Brokers or Finders.................................................................... 18
         4.20          Product Warranty......................................................................... 18

                                                                                                                Page
                                                                                                                ----
         4.21          Intercompany Payables.................................................................... 18
         4.22          Construction of Certain Provisions....................................................... 18
         4.23          No Additional Representations............................................................ 19

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................................... 19
         5.1           Corporate Status......................................................................... 19
         5.2           Authorization............................................................................ 19
         5.3           Compliance............................................................................... 19
         5.4           Financing................................................................................ 20
         5.5           No Brokers or Finders.................................................................... 20
         5.6           Consents................................................................................. 20

ARTICLE 6.  COVENANTS........................................................................................... 20
         6.1           Employment............................................................................... 20
         6.2           Non-Solicitation......................................................................... 21
         6.3           COBRA Coverage........................................................................... 22
         6.4           WARN Act................................................................................. 22
         6.5           Welfare and Pension Benefit Plans........................................................ 22
         6.6           Title Insurance.......................................................................... 22
         6.7           Seller's Covenant Not to Compete......................................................... 23
         6.8           Tax Returns; Taxes....................................................................... 24
         6.9           Preservation of Confidentiality.......................................................... 25
         6.10          Removal of Underground Storage Tanks..................................................... 26
         6.11          Removal of Certain Assets................................................................ 26
         6.12          Environmental Reports.................................................................... 26
         6.13          Intercompany Receivables and Payables.................................................... 27
         6.14          Health and Safety Operational Issues..................................................... 27

ARTICLE 7.  TOLL AGREEMENT...................................................................................... 28

ARTICLE 8.  PRE-CLOSING COVENANTS............................................................................... 28
         8.1           Conduct of Business...................................................................... 28
         8.2           Access to Records and Properties......................................................... 29
         8.3           Consents................................................................................. 29
         8.4           Public Announcements..................................................................... 30

ARTICLE 9.  CLOSING............................................................................................. 30
         9.1           Closing Date and Place................................................................... 30

ARTICLE 10.  CONDITIONS TO CLOSING.............................................................................. 30
         10.1          Conditions to the Obligations of Purchaser............................................... 30
         10.2          Conditions to the Obligations of Seller.................................................. 31

                                                                                                                Page
                                                                                                                ----
ARTICLE 11.  TERMINATION AND SURVIVAL........................................................................... 32
         11.1          Termination.............................................................................. 32
         11.2          Effect of Termination.................................................................... 32

ARTICLE 12.  CLOSING DOCUMENTS.................................................................................. 32
         12.1          Documents to be Delivered by Seller...................................................... 32
         12.2          Documents to be Delivered by Purchaser................................................... 33

ARTICLE 13.   POST CLOSING OBLIGATIONS.......................................................................... 34
         13.1          Further Assurances....................................................................... 34
         13.2          Access to Books and Records.............................................................. 34
         13.3          Cooperation in Litigation................................................................ 35
         13.4          Proprietary Information.................................................................. 35

ARTICLE 14.  INDEMNIFICATION.................................................................................... 35
         14.1          Indemnification by Seller and Parent..................................................... 35
         14.1.1        Limitation on Environmental Indemnification.............................................. 36
         14.2          Indemnification by Purchaser............................................................. 37
         14.2.1        Limitation on Environmental Indemnification.............................................. 38
         14.3          Indemnification Procedure................................................................ 38
         14.4          Limitation on Certain Claims............................................................. 41
         14.5          Term..................................................................................... 41

ARTICLE 15.  MISCELLANEOUS...................................................................................... 41
         15.1          Expenses................................................................................. 41
         15.2          Notices.................................................................................. 42
         15.3          Confidentiality.......................................................................... 42
         15.4          Post Closing Services.................................................................... 42
         15.5          Counterparts............................................................................. 42
         15.6          Entire Agreement......................................................................... 43
         15.7          Construction............................................................................. 43
         15.8          Assignment............................................................................... 43
         15.9          Amendment................................................................................ 43
         15.10         Applicable Law........................................................................... 43
         15.11         Failure to Close......................................................................... 43
         15.12         No Third Party Rights.................................................................... 43
         15.13         Schedules................................................................................ 43
         15.14         Waivers.................................................................................. 44
         15.15         Severability............................................................................. 44
         15.16         Remedies Cumulative...................................................................... 44
         15.17         Specific Performance..................................................................... 44

                                    SCHEDULES

         Schedule A                         Products
         Schedule l.1(b)                    Fluorglas Microwave Business

                       Accounts Receivable

         Schedule 1.1(h)                    Excluded Prepaid Expenses
         Schedule 1.3(f)                    License Agreement
         Schedule 1.3(h)                    Certain Excluded Assets
         Schedule 1.4.1                     Forms of Assignment Documents
         Schedule 1.4.2                     Form of Deed
         Schedule 1.5.1                     Form of River Road Lease Agreement
         Schedule 1.5.2                     Form of John Street Lease Agreement
         Schedule 2.2(a)                    Exclusions from the Reference
                                                     Statement of Assets and
                                                     Liabilities

         Schedule 2.2(b) Closing Statement of Assets and Liabilities Preparation Method

         Schedule 4.4(a)(1)                 Financial Statements
         Schedule 4.4(a)(2)                 Exceptions in Financial Statements
         Schedule 4.4(b)                    Material Changes
         Schedule 4.5(a)                    Personal Property
         Schedule 4.5(b)                    Excluded Necessary Assets
         Schedule 4.6(a)                    Intellectual Property Exclusively
                                                     Used in Business

         Schedule 4.6(b)                    Dual Use Intellectual Property
         Schedule 4.6(c)                    Intellectual Property Claims
         Schedule 4.7                       Contracts
         Schedule 4.8                       Liens and Encumbrances
         Schedule 4.9                       Litigation and Proceedings
         Schedule 4.10                      Environmental Information
         Schedule 4.11                      Benefit Plans
         Schedule 4.12                      Employee Information & Claims
         Schedule 4.13                      Undisclosed Liabilities
         Schedule 4.14                      Compliance with Law
         Schedule 4.15                      Consents
         Schedule 4.17                      Permits and Licenses
         Schedule 4.18(a)(i)                Facilities
         Schedule 4.18(a)(ii)               Leased Property
         Schedule 4.18(b)                   Exceptions to Use of Transferred
                                            Facilities
         Schedule 4.18(c)                   Title Commitment; Title Exceptions

         Schedule 4.22                      Direct Reports
         Schedule 5.6                       Purchaser Consents
         Schedule 6.1(a)(1)                 Non-Transferring Employees
         Schedule 6.1(d)                    Retention Bonus Agreements
         Schedule 6.2                       High-level Salaried Employees
         Schedule 6.10                      Location of Tanks
         Schedule 6.14                      Health and Safety Memorandum
         Schedule 7                         Form of Toll Agreement
         Schedule 14.1(e)(A)                Continuing Violation Procedures
         Schedule 15.4                      Post-Closing Services